UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2021

AUDACY, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Market Street, 4th Floor Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former name or former address, changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, par value $.01 per share	AUD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1) Employment Agreement – David J. Field

On December 14, 2021, the Company entered into an amended and restated employment agreement for David J. Field, pursuant to which Mr. Field will continue to serve as the Company’s President and Chief Executive Officer (the “Field Agreement”). The Field Agreement amends and restates that certain amended and restated employment agreement dated April 22, 2016, as amended, by and between the Company and David J. Field (the “Prior Agreement”) and is effective as of January 1, 2022. The following is a summary description of the material provisions of the amendments to the Prior Agreement that are provided for under the Field Agreement and by its nature is incomplete. For further information regarding the terms and conditions of the Field Agreement, reference is made to the complete text of the agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021.

The Field Agreement has an initial term of three years with automatic one year extensions following the initial term unless either party provides prior notice of non-extension. The Field Agreement provides for an annual base salary of $1,350,000 and a target annual performance bonus of up to two hundred percent of Mr. Field’s base salary.

In addition, in the context of long-term incentive compensation, Mr. Field is eligible to receive a one time “EBITDA Bonus” of $3,000,000. The EBITDA Bonus is only payable if, prior to December 31, 2024, the Company’s EBITDA for the immediately preceding consecutive twelve month period exceeds $400,000,000 (as determined by the Board and/or Compensation Committee).

The Field Agreement also provides for an equity grant of 1,000,000 restricted stock units (“RSUs”), subject to the Company’s shareholders’ approval of a new Company equity incentive plan at the 2022 annual shareholders meeting. Seventy five percent (75%) of these RSUs have performance based vesting conditions while the remaining twenty five percent (25%) have time based vesting conditions. The Field Agreement does not contemplate any additional equity grants during the term of the agreement.

If a new equity compensation plan is approved by the Company’s shareholders:

•

The performance based RSUs will vest based on the attainment of certain performance milestones as summarized in the table below, subject to Mr. Field’s continuous service with the Company through each vesting date. The performance based RSUs shall vest on the later of the date on which a Consecutive Trading Price goal is attained, or January 1, 2023.

Number of Vesting Performance Vesting RSUs	Consecutive Trading Price Goal	Percent Increase in stock Price Goal versus Closing Price on Date of Agreement (i.e., $2.50 on 12/14/21)
250,000	$6.00	240%
250,000	$9.00	360%
250,000	$12.00	480%

For purposes of the Field Agreement, “Consecutive Trading Price” means the trading date following the effective date on which the Company’s closing share price on any exchange on which the Company’s common stock is then listed equals or exceeds the Consecutive Trading Price goal(s) set forth in the table above and has equaled or exceeded such Consecutive Trading Price goal(s) for the immediately preceding consecutive twenty four (24) trading days. These performance shares (or tranches thereof) will lapse and expire to the extent any applicable Consecutive Trading Price Goal is not achieved by December 31, 2024.

•

Time based RSUs will vest (i) 50% on the second year anniversary of the effective date of the Field Agreement, (ii) 25% on the third year and (iii) 25% on the fourth year, subject to Mr. Field’s service with the Company.

Except as described above, the Field Agreement contains substantially the same terms and conditions as the Prior Agreement.

The Field Agreement also provides for twelve month post-employment non-competition, non-solicitation and employee no-hire covenants as well as a perpetual confidentiality covenant.

(e)(2) Amendment to Employment Agreement – Susan R. Larkin

On December 14, 2021, the Company entered into an amendment to employment agreement for Susan R. Larkin, pursuant to which Ms. Larkin will continue to serve as the Company’s Executive Vice President and Chief Operating Officer (the “Larkin Amendment”). The Larkin Agreement amends the employment agreement dated March 4, 2020, by and between the Company and Susan R. Larkin. The following is a summary description of the material amendments to Mrs. Larkin’s prior employment agreement with the Company and by its nature is incomplete. For further information regarding the terms and conditions of the Larkin Amendment, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021.

Under the Larkin Amendment, Ms. Larkin’s annual base salary will be increased to $750,000 and will apply retroactively from June 1, 2021 through May 4, 2023. The Larkin Amendment further amends the provision related to future equity grants so that Ms. Larkin will be entitled to an increased amount of future grants of restricted stock and/or stock options with an aggregate annual target amount of $500,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Audacy, Inc.

By:	/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Executive Vice President

Dated: December 17, 2021

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